Exhibit 4.1

14 December 2023

Hafnia Pools Pte. Ltd.

10 Pasir Panjang Road

#17-01 Mapletree Business City

Singapore 117438

Dear Sirs,

HAFNIA POOLS PTE. LTD.

PROVISION OF CORPORATE SERVICES

This Letter of Engagement and the enclosed (a) Standard Terms and Conditions and (b) Schedules set forth the basis for the engagement of BW Maritime Pte Ltd as the provider of corporate services to Hafnia Pools Pte. Ltd. and its affiliated companies. The terms and conditions upon which we will act are set out in the attached Standard Terms and Conditions. Our fees for providing the corporate services and the scope of services are set out in the Schedules. Please note that the Schedules and Standard Terms and Conditions form part of this letter and the entire contract between us.

If the terms of our engagement are acceptable to you, kindly sign and return the duplicate of this letter to us. If you require any clarification, please feel free to contact Mr. Chan Chee Kah at telephone number (65) 6434 5866.

Yours faithfully

Sebastien Brochet, CFO

For and on behalf of BW Maritime Pte Ltd

We, Hafnia Pools Pte. Ltd., confirm that we have read this letter and the enclosed (a) Standard Terms and Conditions and (b) Schedules, and agree to be bound by the terms set out therein and confirm your appointment with effect from the date of acceptance of this letter.

Petrus Wouter Van Echtelt, CFO

For and on behalf of Hafnia Pools Pte. Ltd.

STANDARD TERMS AND CONDITIONS

1.	Definitions and Interpretation

When used herein the following terms shall have the following meanings, the singular shall include the plural and the masculine gender shall include the feminine and the neuter genders:

“BW” means BW Maritime Pte Ltd.

“Company” means Hafnia Pools Pte. Ltd. and each of its affiliated companies.

“Contract” means the Letter of Engagement of even date herewith and the accompanying Standard Terms and Conditions and Schedules (including any and all appendices and supplemental thereof) made between Hafnia Pools Pte. Ltd. and BW Maritime Pte Ltd.

“Designees” means any person or company who shall from time to time be designated by BW Maritime Pte Ltd to act as Director or Officer of the Company or to perform Services pursuant to the Contract.

“Schedules” means the schedule for each corporate function setting out the scope of services to be provided by BW Maritime Pte Ltd to the Company.

“Services” includes any acts done or to be done and services performed or to be performed by BW or by the Designees as set out in the Schedules.

2.	Our Services and responsibilities

(a)	BW shall provide the Services with reasonable skill and care.

(b)	BW shall use its best efforts to meet any specified timetable. Unless expressly agreed in writing, dates contained in the Contract or otherwise communicated are indicative dates intended for planning purposes only.

(c)	Unless expressly agreed in writing, any further work which BW agrees to carry out in connection with the Services shall be carried out as part of the Contract and shall be subject to its terms.

(d)	The Company shall not rely on draft deliverables or oral advice issued by BW as they may be subject to further work and revisions.

(e)	BW represents that it has sufficient and competent personnel and other resources to carry out the Services pursuant to this Contract with a satisfactory quality and a service level.

(f)	BW is conscious that the Company is, or maybe listed on the Oslo Stock Exchange, and of the implications in terms of listing requirements and continuing obligations, and will take appropriate steps to remain aware of and to perform the Services consistent with these requirements and obligations.

3.	Your Responsibilities

(a)	BW’s performance is dependent on the Company carrying out its responsibilities as set out in the Contract.

(b)	The Company shall provide BW promptly with all information and instructions, and access to third parties, reasonably required to perform the Services. The Company shall ensure that BW is permitted to use any third party information or intellectual property rights which the Company shall require BW to use to perform the Services.

(c)	The Company represents that all information provided to BW is accurate, complete and not misleading (BW shall rely on this information to perform the Services and shall not verify in any way except to the extent expressly agreed to) in any material respect. To avoid any misunderstanding or miscommunication in the course of duty, where possible, communications between BW and the Company must be in writing by letter, email or facsimile. The Company shall notify BW in writing, without delay, upon becoming aware of any matter or circumstance which is materially inconsistent with the information disclosed or renders any such information inaccurate or misleading. BW shall not be liable for any loss or damage, fines and penalties arising from reliance on any information or materials supplied by the Company or for any inaccuracy or defect in any information or materials supplied by the Company.

(d)	The Company shall ensure that staff with the appropriate skills and experience is made available to provide assistance as reasonably required to enable BW to perform the Services.

4.	Fees and Payments

(a)	Fees for the Services shall be charged on the basis as set out in the Schedules attached to the Letter of Engagement.

(b)	Any fee estimate given by BW, whether for planning or any other purposes, shall be given in good faith but shall be subject to revision by mutual agreement if the level of activity deviates significantly. Where foreseeable, increases to or extensions in fees or costs shall be communicated and agreed in advance, prior to the relevant Services proceeding.

(c)	All fees are inclusive of expected travel and related expenses unless stated otherwise in the Contract. If BW is likely to incur unbudgeted travel and related expenses these must be approved in advance in writing by the Company and the Company will then be responsible for them but may require that BW presents supporting invoices for such costs and expenses before any reimbursement is made by the Company to BW.

(d)	All fees shall be stated exclusive of any taxes other the corporate income taxes. The Company shall be responsible for paying any taxes other than corporate income taxes arising from the Contract, such as GST, at the rate incurred by BW.

(e)	All invoices shall be due for payment 14 days from invoice date, subject however to provision of supporting invoices as per item (c) above, if required by the Company.

5.	Intellectual Property Rights

BW shall own the intellectual property rights in the deliverables and any materials created under the Contract.

6.	Data Protection

(a)	In connection with this engagement, BW and the Company may provide personal data to each other which may be subject to applicable data protection laws and regulations.

(b)	The Company agrees that BW may process and transfer personal data belonging to the Company’s personnel to other BW companies and relevant subcontractors (who may be located in other territories) if BW reasonably considers it necessary for the purposes and provided that BW complies with applicable data protection laws of (i) providing the Services, (ii) maintaining BW’s operations and/or management systems, and (iii) quality and risk management reviews. In this respect BW is to be mindful of, and is entirely responsible for, compliance with laws and regulations including compliance with insider trading rules of any jurisdiction or exchange.

7.	Subcontractors

BW may use its affiliated companies and third party subcontractors to provide the Services. BW shall remain solely responsible for the Services. The parties acknowledge that where third party subcontractors are engaged to provide Services, such subcontractors may invoice the Company directly.

8.	Term and Termination

(a)	The Contract for Services shall commence on the date set forth in the respective Schedule to which they relate.

(b)	The Contract may be terminated by either party serving the required notice period as set forth in the respective Schedule or if the Schedule is silent not less than 180 days written notice. The termination of a Service shall not affect the terms and/or validity of the other Services under the Contract. This Contract in its entirety (including all Schedules) may be terminated upon 365 days written notice.

(c)	The Contract may be terminated by either party by written notice in the event that the other party is unable to pay its debts or has a receiver, manager or liquidator appointed or calls a meeting of its creditors or ceases for any other reason to carry on business or, if in the reasonable opinion of the other party any of these events appears likely to happen.

(d)	The Company may terminate any Schedule by 90 days’ written notice if BW is in continuing breach of its obligations pursuant to such Schedule for a period of 30 days or more.

(e)	On the termination of the Contract, the Company shall pay BW for all Services provided up to the termination and for additional costs necessarily incurred as a result of the early termination of the Services for example costs relating to subcontracts or relocation costs.

9.	Confidentiality

(a)	BW and the Company shall not disclose to any third party, without the prior written consent of the other party, any confidential information received from the other party for the purposes of providing or receiving the Services which if disclosed in writing is marked confidential or if disclosed orally is confirmed in writing as being confidential. This provision shall not apply to any information which:

(i)	is or becomes generally available to the public other than as a result of a breach of an obligation under this provision; or

(ii)	is acquired from a third party who owes no obligation of confidence in respect of the information; or

(iii)	is in possession of the receiving party without restriction before the date of receipt from the other party; or

(iv)	the recipient is required by law, a court of competent jurisdiction, or by a government or regulatory authority, or under the Company’s Constitution to disclose.

(b)	BW and the Company shall not disclose any confidential information to its professional advisors or insurers or to any other third party provided that the disclosing party shall ensure that the person to whom such information is disclosed is informed of its confidential nature and where appropriate enters into a confidentiality undertaking with the disclosing party. Where necessary, BW shall inform the Company for inclusion of such parties in its insiders list for exchange compliance purposes.

(c)	BW acknowledges that confidential information received from the Company or its affiliates in connection with this Contract may have an effect on the price of the shares in the Company or related financial instruments, and will thus be classified as insider information under the Norwegian Securities Trading Act (“Inside Information”).

(d)	BW acknowledges that any person being in possession of Inside Information will be subject to prohibition on trading (directly or indirectly) in the financial instrument, prohibition on giving advice regarding trading in the financial instrument and a duty of confidentiality and to prevent that unauthorized persons are given access to the Inside Information, breach of which are subject to criminal sanctions.

(e)	BW undertakes to maintain lists of all persons (individuals) that receive Inside Information. As required by the Norwegian Securities Trading Act, the list shall be continuously updated and shall state the identity of the persons, the date and time the persons were given access to the information, the functions of the persons, the reasons why the persons are given access to the information and the date of entries and changes to the list. Separate lists may be maintained for separate projects, tasks or events. The persons to be listed shall be made aware of the rules referred to in clause (d) above. The lists shall be kept for at least five years from last being updated. Upon the Company’s request, BW shall promptly provide the Company with a copy of the relevant list.

10.	Liability

(a)	BW shall not be liable for losses suffered other than in respect of the performance of the Services to the extent that it is determined to have resulted from intentional or deliberate misconduct or gross negligence of its employees, and which in any case is restricted to five times of the fee paid for the services or work giving rise to the liability. The Company agrees that BW shall not be responsible for losses suffered by third parties relying, without consent, on any work arising from the engagement of its services.

(b)	To the extent permitted by law, BW shall not be liable for any loss, damages or expenses, not directly caused by its wrongdoing (including loss of profits or revenue, business interruption, loss or corruption of data, loss of business opportunity, or failure to realise anticipated savings or benefits) arising in any way in relation to the Services.

(c)	The Contracts (Rights of Third Parties) Act of Singapore shall not under any circumstances apply to this Contract and any person who is not a party to this Contract shall have no right whatsoever under the said Act to enforce this Contract or any of its terms and the parties to this Contract do not intend for any term of this Contract to be enforceable by any third party.

(d)	Any legal proceeding arising from this Contract must be brought within 2 years from the date when the party bringing the proceeding first becomes aware or ought reasonably to have become aware of the facts which give rise to the liability or alleged liability and in any event no later than 4 years after such cause of action accrued.

(e)	Nothing in this Contract precludes BW nor any employee or agent of BW taking such steps as are necessary in order to comply with the professional or ethical rules of any relevant professional body of which an employee or agent may be a member.

11.	SEC Prohibitions

Nothing in this Contract applies to the extent that it is prohibited by the rules of the US Securities and Exchange Commission.

12.	Electronic Communication

In connection with the Services, the parties to this Contract may from time to time communicate with each other electronically. It is acknowledged that electronic transmission of information cannot be guaranteed secured or error free and such information could be delayed or incomplete, be intercepted, corrupted, lost, destroyed or otherwise be adversely affected or unsafe to use. Accordingly each party accepts the limitations of electronic communication, and shall use every reasonable means to check for commonly known viruses before sending information electronically.

13.	General

(a)	Force Majeure - Neither party to this Contract shall be liable to the other for any failure to fulfill obligations caused by circumstances outside its reasonable control.

(b)	Assignment - No party may transfer, charge or otherwise seek to deal in any of its rights or obligations under the Contract without the prior written consent of the other party. No party may assign its rights or obligations under the Contract except that BW may assign its rights and obligations to any legal entity established or designated to take over all or part of BW’s business.

(c)	Waiver - No delay by either party in enforcing any of the terms or conditions of the Contract shall affect or restrict its rights and powers arising under the Contract. No waiver of any term or condition of the Contract shall be effective unless made in writing.

(d)	Amendment - Any amendment to the Contract shall not be effective unless agreed in writing by both parties.

(e)	Survival - The provisions of the Contract which expressly or by implication are intended to survive its termination or expiry shall survive and continue to bind both parties.

(f)	Staff - No party shall during the period of this Contract or within 6 months of its termination or expiry solicit directly or indirectly any staff of the other who has been involved in providing or receiving the Services or otherwise connected with the Contract without the prior written consent of and upon such terms specified by the other party. This shall not restrict either party from employing staff who apply unsolicited in response to a general advertising or other general recruitment campaign.

(g)	Entire Agreement - The Contract forms the entire agreement between BW and the Company relating to the Services. It replaces and supersedes any previous proposals, correspondence, understanding or other communications whether written or oral.

14.	Governing Law

(a)	Applicable law - This Contract shall be governed by and interpreted in accordance with the laws of Singapore.

(b)	Mediation - If a dispute arises, the parties shall attempt to resolve it by discussion, negotiation and mediation before commencing legal proceedings.

(c)	Arbitration - Any dispute arising out of or in connection with the Contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore Chamber of Maritime Arbitration (“SCMA Rules”) for the time being in force at the commencement of the arbitration, which rules are deemed to be incorporated by reference in this clause. The seat of the arbitration shall be Singapore. The language of the arbitration shall be English.

The Parties further agree that following the commencement of arbitration, they will attempt in good faith to resolve the disputes referred to arbitration through mediation at one of the following: (a) the Singapore Mediation Centre (“SMC”) or (b) the Singapore International Mediation Centre (“SIMC”), in accordance with the SCMA Arb-Med-Arb Protocol (“SCMA AMA Protocol” set out in Schedule C of the SCMA Rules) for the time being in force. Any settlement reached in the course of the mediation shall be referred to the Arbitral Tribunal appointed in accordance with the SCMA Rules and may be made a consent Award on agreed terms.

SCHEDULE A

SCOPE OF SERVICES FOR CORPORATE SECRETARIAL

For Listed Entity

Annual retainer covers the following services payable in advance, plus out of pocket expenses and GST:

1.	Board and Audit Committee Meetings

(4 meetings each in a year for the release of quarterly and full year results)

■	Preparing notice and agenda of meetings.

■	Attendance at such meetings, drafting minutes of the meetings and liaising with Management and Chairman of Meetings to finalize the minutes.

2.	Nominating Committee (NC) and Remuneration Committee (RC) Meetings

(1 meeting for NC and 2 meetings for RC in a year)

■	Preparing notice and agenda of meeting.

■	Attendance at such meetings, drafting minutes of the meetings and liaising with Management and Chairman of Meetings to finalize the minutes (if required).

3.	Annual General Meeting (AGM) / Extraordinary General Meeting (EGM) / Annual Report

(At least 1 AGM in a year) (if required)

■	Preparing notice of general meeting, proxy form, attendance list and related documents.

■	Providing corporate information in respect of statutory records maintained by us for inclusion in Annual Report.

■	Liaising with the Share Registrar for shareholder representation and shareholder’s statistics necessary for the general meeting and Annual Report.

■	Review of Annual Report, in particular, notice of general meeting, proxy form, substantial shareholders information and corporate information.

■	Preparing Chairman’s script for general meeting.

■	Attendance at, and conduct of, general meeting, drafting minutes of general meeting and liaising with Chairman of Meeting to finalize the minutes.

4.	Routine/Ad-hoc Compliance Work

■	Providing up to two named Secretary or Assistant Secretary for the Company.

■	Writing-up and/or reviewing of Corporate Governance Report based on the Norwegian Code of Practice for Corporate Governance.

■	Maintaining the statutory record in accordance with applicable laws.

■	Drafting of corporate resolutions.

■	Liaising with the board on board matters.

■	Ensuring compliance with applicable laws and regulations.

■	Providing any general corporate secretarial services.

SCHEDULE A

SCOPE OF SERVICES FOR CORPORATE SECRETARIAL (continued)

For Each Private Entity

Annual retainer covers routine services payable in advance, plus out-of-pocket expenses and GST.

1.	Routine Statutory Compliance Work

The services which we will provide to the Company to assist the Company to comply with the provisions of the relevant corporation laws and applicable regulations are as follows:

1.1	Annual General Meeting (AGM) and Annual Return

A Company is required by law to hold annual general meeting and may be required to lay before the member(s) statutory accounts of the Company, and thereafter lodge the relevant statutory returns with the relevant company registry within a prescribed period. In this context, we shall, where required, draft the required documents in connection thereto as follows:

■	Minutes of board meetings or board resolutions in writing in accordance with the provisions of the Company’s Constitution and/or Bye-Laws.

■	Notice (and, where appropriate, consent to short notice) of the AGM.

■	Proxy form.

■	Minutes of AGM.

■	Annual lodgement (if required).

1.2	Resolutions and Statutory Returns

We will assist in the drafting of routine resolutions relating to matters as set out below, including the monitoring and following up on the necessary lodgement of the statutory returns with the relevant company registry (if required):

■	Change in the officer of the Company.

■	Change of registered office.

■	Change of financial year end.

■	Opening or closing of bank accounts.

■	Change of banking mandates.

■	Acceptance of banking facilities.

■	Share transfers.

SCHEDULE A

SCOPE OF SERVICES FOR CORPORATE SECRETARIAL (continued)

2.	Ad-hoc Compliance Work

During the year, the Company may make changes which are ad-hoc in nature and which are required to be formalized, recorded in the statutory books, and/or notified to the company registry. Examples of such changes are:

■	Change in the Constitution or Bye-Laws.
■	Alteration of capital structure.
■	Change of company name.

At your request, we will assist in the drafting of the required special and/or ordinary resolutions or minutes of Board and/or Extraordinary General Meetings, and all other necessary documents in connection thereto, including lodgement of any required returns with the relevant company registry.

In addition, we will also be pleased to provide, if required, the services as set out below:

■	Providing up to two named Secretary or Assistant Secretary (as the case may be) for each Company.
■	Arranging for our staff to attend Board Meetings and assist in the drafting of minutes.
■	Attending to the formation of new companies / branches / representative office.
■	Attending to any queries on the requirements of the corporation laws other than those stipulated above as routine matter and carrying out any additional work in compliance therewith.

Fees and Terms

1.	Corporate:Services

US$481,000 per annum + GST to be billed monthly plus out of pocket expenses.

Shipman Support:

US$10,000 per annum + GST to be billed monthly.

2.	Professional fees incurred directly on behalf of the Company will be agreed with the Company, and billed separately on a cost pass through basis.

We, Hafnia Pools Pte. Ltd., undertake to accept the terms set out in Schedule A with effect from 1 January 2024.

SCHEDULE B SCOPE OF SERVICES FOR COMMUNICATIONS AND BRANDING

1.	Annual retainer covers the following services payable in advance, plus out-of-pocket expenses and GST:

1.1	World Horizon

(2 issues per calendar year)

(i)	Receiving and incorporating Hafnia content (as scheduled) into World Horizon;

(ii)	Providing requested paper copies of World Horizon magazines per quarter, and a high-resolution soft copy of the same.

1.2	Sustainability Report

(annual publication)

(i)	Receiving and incorporating Hafnia photos and information into Sustainability Report;

(ii)	Receiving and incorporating Hafnia ESG numbers into the ESG Appendix

1.3	BW Group website updates

(i)	Reviewing and incorporating Hafnia company update on the BW Group affiliate page.

1.4	Business Support

(i)	Providing overall guidance and support on matters of corporate communications and branding.

(ii)	Information sharing and support on marketing opportunities and public speaking events;

(iii)	Liaison and support on crisis communications (inclusive of MTI 24/7 media monitoring for vessels).

Fees:

Corporate Services:

US$76,000 per annum + GST to be billed monthly.

Shipman Support:

US$22,000 per annum + GST to be billed monthly.

We, Hafnia Pools Pte. Ltd., undertake to accept the terms set out in Schedule B with effect from 1 January 2024.

SCHEDULE C

SCOPE OF SERVICES FOR INTERNAL AUDIT

1.	Services

(a)	Conduct audit reviews based on the agreed Audit Plan

●	The Company’s Management is to provide timely concurrence on the proposed Audit Plan to allow the planning and execution of the plan by the BW Group Internal Audit Team (“IA”).

●	The Audit Plan will be presented to the Audit Committee for approval.

(b)	Reporting on audit reviews

●	Provision of an Internal Audit Report to the Company’s Management following the completion of each internal audit project.

●	Preparing an Audit Committee Meeting Paper (“AC Paper”) to the Company’s Management for the purpose of the Company’s Audit Committee Meeting where necessary.

(c)	Follow-up on audit findings and recommendations

●	Perform quarterly follow-up on findings and recommendations. All findings shall remain as open until it has been adequately verified for closure.

2.	Other terms

(a)	It is the responsibility of the Company’s Management to seek concurrence of the Annual Audit Plan from the Company’s Audit Committee, as deemed necessary.

(b)	It is the responsibility of the IA to present the AC Paper to the Company’s Audit Committee.

(c)	It is the responsibility of the Company’s Management to provide IA with the latest relevant financial/ management information (e.g. Risk Manual) to facilitate the internal audit projects.

(d)	In accordance with the Audit Plan, IA will plan the scope of the audit and conduct the respective audit project within a proposed timetable. This assumes that IA can be assured of the availability and full co-operation of the Company’s Management and staff, and those of other entities where relevant, in providing the information IA may require.

(e)	The Company’s Management is to ensure IA is promptly granted access to your premises, staff, records, information technology and other systems to the extent necessary to perform our service within the proposed timetable, as may be requested from time to time.

SCHEDULE C

SCOPE OF SERVICES FOR INTERNAL AUDIT (continue)

2.	Other terms (continue)

(f)	At the request of the Company’s Management, IA can increase the scope of an audit project or perform additional ad-hoc projects, but subject to prior agreement from IA. Additional resources and time incurred, if any, shall be for the Company’s account.

(g)	Whilst IA contributes to the on-going effectiveness of the internal control environment and systems, it is not primarily responsible for establishing or maintaining them. The Company’s Management has the ultimate responsibility to ensure that a system of internal controls is in place and that any audit findings arising from the IA Audit Reports are addressed by the Management and staff as deemed appropriate.

(h)	In the event that the timing of the audit projects has to be revised, the revised timing of the project is to be mutually agreed between the Company’s Management and IA, prior to the commencement of the audit

(i)	In the event that IA believes that a conflict of interest has arisen or may arise after IA commences the service, IA will advise and discuss with the Company’s Management to reach an appropriate solution.

3.	Fees and other expenses

(a)	For the services under 1 above, the Company shall pay the following fees:

Fees:

Corporate Services:

US$273,000 per annum + GST to be billed monthly.

Shipman Support:

US$53,000 per annum + GST to be billed monthly.

(b)	All other costs and expenses, including but not limited to travel and out-of-pocket expenses for audit projects of overseas offices (other than Singapore office) are to be for the Company’s account and are to be on re-imbursement basis.

We, Hafnia Pools Pte. Ltd., undertake to accept the terms set out in Schedule C with effect from 1 January 2024.

SCHEDULE D

SCOPE OF SERVICES FOR FINANCE

The scope of services rendered to each entity under the Hafnia Limited group of companies includes:

1.	GROUP TAXATION SERVICES

1.1	Tax Compliance

■	Group Tax will assist in the preparation, review and submission of corporate tax, withholding tax and Goods and Services Tax / Value Added Tax returns and computations, including transfer pricing reports for compliance purpose, if required, to the relevant tax authorities, upon the relevant Company’s approval.

1.2	Tax Advisory

■	Will work in tandem with Hafnia to ensure that operating structure adopted is in line with the requirements of BEPS.

■	Group Tax will provide various type of tax advisory services (not limited to the below):

■	Applicability of international tax to Hafnia business
■	Handle tax queries/investigation
■	Freight tax advisory
■	Mergers & Acquisition
■	Advisory on transfer pricing related matters
■	Manage any tax incentive accorded to Hafnia such as the Approved International Shipping Enterprise incentive

Fees:

Corporate Services:

US$317,000 per annum + GST to be billed monthly.

Shipman Support:

US$52,000 per annum + GST to be billed monthly.

We, Hafnia Pools Pte. Ltd., undertake to accept the terms set out in Schedule D with effect from 1 January 2024.

SCHEDULE E

SCOPE OF SERVICES FOR INSURANCE

The services to be provided include:

1.	Placing of, inter alia, Hull and Machinery, Increased Value, Protection and Indemnity, War Risk, Loss of Hire, Freight, Demurrage and Defence Directors’ and Officer Liability insurance, Crime & Fidelity and any other relevant or appropriate insurances required for the fleet, crew and shore based staff.

2.	Managing all insurance claims with input from Hafnia; ensuring all claims are properly and promptly handled to conclusion, with appropriate internal and external liaison.

3.	Ensure timely declaration to underwriters on War breaches whenever vessels transit High Risk Areas.

4.	Application for, and provision of, all necessary insurance related trading certificates, including CLC US Certificates of Finance Responsibility (COFRs), Bunker Convention Certificate; Wreck Removal Certificate.

5.	Ensure that insurance cover for vessels (Hull and Machinery, Increased Value and War risk) are reviewed quarterly and adjusted to reflect prevailing market values of the vessels in accordance with current QMS procedures.

6.	Arrange Comprehensive Charterer’s Liability and Bunker insurances for time-chartered in vessels.

7.	Provide ad hoc advice and guidance as requested on insurance related matters.

8.	Disseminate broker reports, insurer circulars etc. on matters of interest to the insurance community, as appropriate and relevant.

9.	Present and provide suggestions for insurance renewals, in due course, in order to obtain approval of insurance structure and pricing

10.	Liaison with EVP, technical for ship insurances of Hafnia as the nominated Management Team contact for all Hafnia insurance matters.

Fees:

Shipman Support:

US$671,000 per annum + GST to be billed monthly.

We, Hafnia Pools Pte. Ltd., undertake to accept the terms set out in Schedule E with effect from 1 January 2024.

SCHEDULE F

SCOPE OF SERVICES FOR HUMAN RESOURCES AND FACILITIES

1.	Office Administration and Facility Management

●	Provision of 18th floor office space of approximately 1,199.70 sqm.

●	Provision of approximately 89 desks (86 pieces of 1.6m desks and 3 pieces of 2m desks).

●	Receptionist service and support, including guest reception, mails management and courier services.

●	Management and issuance of office door access cards.

●	Management of cleaning company contract and services.

●	Management of cleaning company’s performance and feedback.

●	Coordination of the following office maintenance: pest control, landscaping, and yearly maintenance of fire extinguishers.

●	Provision of general office insurance coverage.

●	Processing and recharging monthly electricity and utility expenses, including aircon extension.

●	Central coordination and management of MBC Fire Drill (twice a year).

●	Management of corporate rates for hotels and gym memberships.

Note: the following expenditures will be recharged upon receipt of invoices

●	Cleaning company contract and services, pest control landscaping and fire extinguisher maintenance.

●	Electricity and utility expenses, including aircon extension.

●	Office insurance.

2.	Benefits Administration and Company Events

●	Provision of season parking lots. The actual parking cost will be borne Hafnia.

●	Organize and/or coordinate key company events, e.g., year-end dinner and recreation club activities. Actual cost of event is recharged based on headcount.

3.	Compensation

●	Participate in annual salary surveys based on BW Maritime’s data and sharing of reports with Hafnia.

4.	HR Systems Subscription Fees

●	myHR system license agreement, including user subscription but excluding application maintenance services (AMS), systems troubleshooting and customization requests.

5.	Recruitment Assessment

●	Provision of PLI assessment service. Cost to be recharged at 50% upon receipt of invoice.

SCHEDULE F

SCOPE OF SERVICES FOR HUMAN RESOURCES AND FACILITIES (continued)

Fees:

For Services described in 1 to 4 above:

US$139,000 per annum + GST to be billed monthly.

For office space described in 1 above (based on office space of approximately 1,199.70 square metres) (“Office Space”):

For 2024: S$98,027.49 per month plus applicable taxes to be billed monthly.

Hafnia has been granted the Office Space rent free for the months of January and February 2022, subject to the term(s) below (Rent Free Period):-

ln the event that, for whatever reason, and independent of the attribution of fault of whichever party, Hafnia does not take the Office Space supplied via this agreement and successive agreements for the entirety of the term of January 2022 to end December 2026, Hafnia will be required to reimburse BW Maritime the sum of S$193,463.62 (plus applicable taxes), being the discount enjoyed during the Rent-Free Period.

Total area of 1,199.70sqm comprises the following:

a)	Hafnia office space on L18

b)	Hafnia’s share of L18 reception area and mail room

We, Hafnia Pools Pte. Ltd., undertake to accept the terms set out in Schedule F with effect from 1 January 2024.

SCHEDULE G

SCOPE OF SERVICES FOR INFORMATION TECHNOLOGY

1.	Provide day-to-day IT support and services to ensure smooth usage of IT services used by Hafnia including:

1.1	Provision of BW Global Service Desk with e-ticketing system to track all incidents and service requests to enable effective ticket resolution;

1.2	All users’ change request and recommend the appropriate course of action and solution delivery including documentation; will be managed through Service Desk (Incident Management, Service Request, Problem Management and Change Management) process; and

1.3	Ensure adherence with the BW Group IT Policies and Standards.

2.	Collaborate with user management on IT related projects and initiatives:

2.1	Work with functional users on shore projects;

2.2	Ensure compliance with the BW Group IT Governance Framework for in-house and outsourced projects;

2.3	Provide project management expertise and manage implementation of systems where appropriate; and

2.4	Update and maintain relevant documentation on projects.

3.	Management of IT Business Applications and Resources:

3.1	Undertake overall responsibility for effective management of IT application systems and resource allocation and management, including:

3.1.1	EBS and related process with other systems. maintained as Read-Only after the transition of Hafnia to MSBC and BW Group to Finance++ from Apr-2020 to at least 7 years or for the duration necessary;

3.1.2	Hyperion Financial Management and related processes with other systems as Read- Only from Apr-2020;

3.1.3	AMOS9 and related process with other systems and transition to SHIPPALM;

3.1.4	ShipPalm shore operation and upgrades, master data management and replication with ShipPalm box

3.1.5	Design, implement operate new specific modules in ShipPalm;

3.1.6	Dock Assist/SM VIMS/Enoad transition ShipPalm Drydock module;

3.1.7	Management of the Mulesoft integration layer;

3.1.8	Regular monitoring of above systems and processes to ensure high uptime.

3.1.9	Administration of group wide IT contracts where those allow to lower the costs (e.g. O365,Veson)

SCHEDULE G

SCOPE OF SERVICES FOR INFORMATION TECHNOLOGY (continued)

4.	Coordinate and liaise with users on enhancements related to agreed IT systems as listed in 3.1:

4.1	Oversee and manage the end to end enhancements to successful completion;

4.2	Initiate and manage workshops with users to set the right expectation and requirements; and

4.3	Provide / Co-ordinate / Conduct end user training on the agreed IT business systems.

5.	Manage BW Group IT systems security and controls as per the BW Group IT Policy and Guidelines:

5.1	Oversee the agreed ICT and systems health and security to ensure no violation of copyright, data protection and privacy policies; and

5.2	Maintain and manage the Group business systems licenses and annual maintenance renewal for agreed systems as listed in 3.1.

6.	Hafnia users accessing BW Group IT services will adhere to BW Group IT Policy and Governance.

7.	Notice periods:

7.1	Systems:

7.1.1	Major change projects: 3 months’ notice of intention to initiate change, with Hafnia to be appropriately involved in the change management process,

7.1.2	Minor operational changes (e.g. regular maintenance, patches, hot fixes and changes which have a minimal impact to business;): 3 days’ notice to be given for changes in operational IT;

7.2	Continued access to legacy systems: upon service of 3 months’ notice under 8.1, period to be mutually agreed between Hafnia and BW Group.

8.	Out of Scope

8.1	All infrastructure services will be excluded in this SLA as per Hafnia agreement to undertake their own Infrastructure support and services management for all Hafnia staff; including hardware (servers and end user devices), software (Infrastructure services, O365, Mark5) and network (WAN, LAN, Wi-Fi).

SCHEDULE G

SCOPE OF SERVICES FOR INFORMATION TECHNOLOGY (continued)

9.	Licensing:

9.1	BW Group agrees to maintain sufficient licenses (including licenses for legacy systems), for Hafnia’s usage requirements with a cost to Hafnia determined annually based on proportionate usage of licenses, factored into the annual fee schedule for services under this Schedule G.

10.	Ownership of IT equipment:

10.1	Asset ownership and inventory: In the event that IT equipment and systems are purchased by BW Group on behalf of Hafnia under this Agreement, such equipment and systems will be paid for directly by Hafnia or reimbursed to BW Group outside of the annual fee under this Schedule G and is the property of Hafnia. BW Group shall maintain a list of all such IT equipment and systems owned by Hafnia, available to be produced to Hafnia with 1 weeks’ notice.

Fees:

Corporate:

US$684,000 per annum + GST to be billed monthly.

Note: Additional costs for additional resource to be determined.

We, Hafnia Pools Pte. Ltd., undertake to accept the terms set out in Schedule G with effect from 1 January 2024.

SCHEDULE H

SCOPE OF SERVICES FOR LEGAL

The services to be provided include:

1.	Legal advice on, and legal management of, contentious and non-contentious matters including major transactions (such as shipbuilding activities, joint ventures, major charters and financing projects), corporate governance matters and corporate compliance matters (including anti-trust, sanctions and anti-corruption), litigation, arbitration and mediation, admiralty matters, contractual and liability issues, and the legal aspects of employment and taxation issues.

2.	Provision of general legal support for the day to day business of the Company.

3.	Selection, management of, and liaison with, outside counsel on relevant legal matters in all relevant jurisdictions.

4.	Training for staff in selected legal and regulatory matters.

5.	Anti-bribery policy review and enforcement.

Professional fees incurred directly on behalf of Hafnia will be billed separately on a cost pass through basis.

Fees:

Corporate:

US$477,000 per annum + GST to be billed monthly.

Shipman Support:

US$160,000 per annum + GST to be billed monthly.

We, Hafnia Pools Pte. Ltd., undertake to accept the terms set out in Schedule H with effect from 1 January 2024.

SCHEDULE I

SCOPE OF SERVICES FOR ASSET MANAGEMENT

The services to be provided include:

1.	Report to EVP, S&P and Projects at Hafnia “EVP S&P Hafnia”.

2.	Coordinate closely to map points of contact with 3rd party counterparties such as Shipyards, Trading Houses, Brokers, Financiers etc. to secure that market is covered most efficiently without unnecessary and / or confusing overlaps.

3.	Coordinate with the various departments (technical, crewing, operations, chartering..etc) for the smooth execution of contracts and delivery.

4.	Responsible for the negotiation for the remaining terms, execution and administration of existing and future sale and purchase / newbuilding contracts once main terms have been concluded by Hafnia.

5.	Providing administrative support with deliveries of vessels, registration and deregistration of vessels and liaison with governmental and regulatory bodies.

6.	Perform KYC and due diligence check on counterparty.

7.	Provide regular reports to projects/finance team.

8.	Support corporate restructuring / internal S&P transfer.

9.	Participate in specific projects as required.

Fees:

Corporate:

US$117,333 for the period 1st January to 15th June 2024 + GST to be billed monthly.

Other expenses

All other costs and expenses related to the business development (as approved) and transaction including but not limited to travelling and other related external and professional consultancy fee are for the Company’s account and to be settled and paid for by the Company directly.

We, Hafnia Pools Pte. Ltd., undertake to accept the terms set out in Schedule 1 with effect from 1 January 2024.

SCHEDULE J

SCOPE OF SERVICES FOR FLEET BUSINESS SOLUTIONS

1.	Provide day-to-day IT support for fleet and services to ensure smooth usage of IT services used by Hafnia including:

1.1	Provision of Fleet IT 24/7 Vessel Service Desk (including on board visits as needed to resolve issues) with e-ticketing system to track all incidents and service requests to enable effective ticket resolution.

Item Classification	Resolution Time	Response Time
Critical	8hrs	30mins
High	16hrs	2hrs
Normal	4days	4hrs
Low	14days	1day

1.2	All users’ change request and recommend the appropriate course of action and solution delivery including documentation; will be managed through Service Desk (Incident Management, Service Request, Problem Management and Change Management) process.

1.3	Ensure adherence with the HAFNIA IT Standards and Policy where applicable.

1.4	To Meet TMSA stage 4 criteria for Fleet IT / Cyber Security requirements and assist Technical team to meet Stage 3 for TMSA for Operational Technology.

1.5	To have a software management system to meet TMSA stage 4 level.

2.	Collaborate with HAFNIA Fleet Management on Budget preparation. HAFNIA to make final approvals

2.1	Prepare full year Fleet IT Budget and closely monitor the Budget variance and provide explanation.

3.	Collaborate with user management on Fleet IT related projects and initiatives:

3.1	Work with functional users on fleet-based IT projects e.g., follow-up on ship side deployment of SMARTShip and ShipPalm from Alpha Ori.

3.2	Ensure compliance with the HAFNIA IT Governance framework for in-house and outsource projects where applicable.

3.3	Provide project management expertise and manage implementation of systems where appropriate; and

3.4	Update and maintain relevant documentation on projects.

SCHEDULE J

SCOPE OF SERVICES FOR FLEET BUSINESS SOLUTIONS (continued)

4.	Management of Fleet IT Business Applications and infrastructure & Satcom System:

4.1	Undertake overall responsibility for effective management of vessel side aspects of business applications and resource allocation and management, including:

4.1.1	COMPAS and related process with other systems

4.1.2	SHIPPALM and related process with other systems

4.1.3	Fleet IT Vessel applications portfolio

4.1.4	Dock Assist/Enoad till full transition of support to Hafnia IT

4.1.5	Green logs and related process with other systems

4.1.6	TapRoot

4.2	Provide / Co-ordinate / Conduct fleet side end user training on the agreed IT business systems, and submit a training plan.

4.3	Regular monitoring of above systems and processes to ensure high uptime.

4.4	Maintain and manage the business systems licenses and annual maintenance renewal for agreed systems above.

4.5	Ensure uptime for VSAT systems, including upgrade projects, decommissioning etc.

4.6	CVI architecture including HW Refresh, Email solution/Firewalls for existing and New Build vessels which includes Hardware, Operating systems.

5.	Manage vessel cyber security and IT systems controls:

5.1	Advice Hafnia on measures to be implemented to maintain the overall vessel cyber security, including relation to Operational Technology equipment.

5.2	Oversee the agreed ICT and systems health and security to ensure no violation of copyright, data protection and privacy policies; and

5.3	Participate in Emergency Response preparedness drills and emergencies as required. Participate in TMSA & office audits.

5.4	To initiate and carry out one cybersecurity drill in a year with a vessel and improve preparedness.

5.5	Send periodical Cyber security notices to fleet.

6.	Users will adhere to IT policy and governance structure. Maintenance and recordkeeping of IT hardware and software on fleet vessels.

SCHEDULE J

SCOPE OF SERVICES FOR FLEET BUSINESS SOLUTIONS (continued)

7.	Notice periods:

7.1	Systems:

7.1.1	Major change projects: HAFNIAs accept and approval to be obtained before any major or strategical change are made. When in agreement Hafnia to be appropriately involved in the change management process,

7.1.2	Minor operational changes (e.g. regular maintenance, patches, hot fixes and changes which have a minimal impact to business;): 3 days’ notice to be given for changes in fleet IT.

8.	Definition

8.1	Business Consequence
Impact	Description
1. Critical

All users/vessels of the Customer, and also if “only” the main office, are affected and not able to do their main job responsibilities.

Direct high financial impact of the Incident, meaning loss of revenue

The damage to the reputation of the business is likely to be high.

Someone has been injured, or there is a direct risk of human lives

2. High

A high number of users (examples: a site, a vessel or department) not able to do their job properly.

A defined Critical Business Application is not available

Risk of high financial impact of the Incident

The damage to the reputation of the business is likely to be moderate.

3. Normal	A minimal number of users (for example 1-10 users) are affected but are able to deliver an acceptable service with workarounds and extra effort. Low to none financial impact of the Incident.
4. Low	No real impact on business processes except minor inconvenience for the user(s) No damage to the reputation of the business
-	Used for Service Request without defined resolution time (no SLA) Are not to be set by Users when registering Incidents

SCHEDULE J

SCOPE OF SERVICES FOR FLEET BUSINESS SOLUTIONS (continued)

8.	Definition (continued)

8.2	Time Sensitivity

Urgency	Description
1. Critical	The damage caused by the Incident increases rapidly. Work that cannot be completed by staff is highly time sensitive. Several users with VIP status are affected.
2. High	The damage caused by the Incident increases considerably over time. A single user with VIP status is affected.
3. Normal	The damage caused by the Incident only marginally increases over time. Work that cannot be completed by staff is not time sensitive.
4. Low

Incident damage do not increase over time

A work-around is implemented, but do not fully cover the situation.

Resolution/delivery can wait to a planned time (examples: maintenance window, back from travel)

-	Used for Service Request without defined resolution time (no SLA) Are not to be set by Users when registering Incidents

Fees:

Shipman Support: US$512,000 per annum + GST to be billed monthly.

Note: Additional costs for additional resource to be determined.

We, Hafnia Pools Pte. Ltd., undertake to accept the terms set out in Schedule J with effect from 1 January 2024

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14 December 2023

Hafnia Pools Pte. Ltd.

10 Pasir Panjang Road

Mapletree Business City #17-02

Singapore 117438

NOTIFICATION

Please be informed, that pursuant to Clause 5 of the Fleet & Technology Services Agreement, dated 5 October 2018, the management fee calculated for the 2024 fiscal year will be US$1,254,936 per year.

To acknowledge the above, kindly sign and return one original to BW Fleet Management AS.

For and on behalf of BW Fleet Management AS	For and on behalf of Hafnia Pools Pte. Ltd.

Name: Billy Chiu Date:	Name: Petrus Wouter Van Echtelt Date:

ADDENDUM NO. 1 TO THE CORPORATE SERVICES AGREEMENT DATED 14 DECEMBER 2023

This Addendum No. 1 (“Addendum”) to the corporate services agreement dated 14 December 2023 (“Service Agreement”) is made this 14th day of February 2024 by and between:

(a)	Hafnia Pools Pte. Ltd., a company organised and existing under the laws of Singapore and having its registered address at Mapletree Business City, #17-01, 10 Pasir Panjang Road, Singapore 117438 (“Hafnia”); and

(b)	BW Maritime Pte Ltd, a company organised and existing under the laws of Singapore and having its registered address at Mapletree Business City, #18-01, 10 Pasir Panjang Road, Singapore 117438 (“BWM”),

(together the “Parties” and individually a “Party”).

RECITALS

WHEREAS:

(I)	BWM and Hafnia have entered into the Service Agreement in respect of the provision by BWM of certain corporate services to Hafnia (the “Service Agreement”); and

(II)	The Parties agree to amend the Service Agreement by, inter alia, amending the existing fee structure under Schedule B (Scope of Services for Communications and Branding) and Schedule F (Scope of Services for Human Resources and Facilities) in terms of this Addendum.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for the good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follow:

1.	Terms not defined in this Addendum shall have the meanings given to them under the Service Agreement.

2.	The Parties agree that the Service Agreement shall be amended with effect from 1 January 2024 as follows:

(a)	Schedule B (Scope of Services for Communications and Branding) shall be replaced by the revised schedule attached hereto as Exhibit 1.

(b)	Schedule F (Scope of Services for Human Resources and Facilities) shall be replaced by the revised schedule attached hereto as Exhibit 2.
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3.	For the avoidance of doubt, the Parties acknowledge and agree that no Party shall have any rights or claims whatsoever against or liabilities to any of the other Parties arising from or as a result of such amendments to the Service Agreement pursuant to this Addendum.

4.	This Addendum shall be governed by, and construed in accordance with the laws of Singapore.

5.	Except to the extent expressly set out in the provisions of this Addendum, the terms and conditions of the Service Agreement remain and shall continue in full force and effect and shall be and remain binding on the Parties.

6.	The Service Agreement and this Addendum shall be read and construed as one document and this Addendum shall be considered to be part of the Service Agreement and, without prejudice to the generality of the foregoing, where the context so allows, all references in the Service Agreement to “this Agreement”, “hereof”, “herein”, “herewith”, “hereunder” and words of similar construct, shall be read and construed as references to the Service Agreement as amended, modified or supplemented by this Addendum.

7.	A person who is not a party to this Letter Agreement has no right under the Contracts (Rights of Third Parties) Act 2001 of Singapore to enforce any term of this Letter Agreement.

8.	This Addendum may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Addendum. Signatures may be exchanged by facsimile, with original signatures to follow. Each Party agrees to be bound by its own facsimile signature and that it accepts the facsimile signature of the other Parties.

IN WITNESS WHEREOF, the Parties have caused this Addendum to be executed on the date and year first above written.

Sebastien Brochet For and on behalf of BW Maritime Pte Ltd	Petrus Wouter Van Echtelt For and on behalf of Hafnia Pools Pte Ltd
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Exhibit 1

SCHEDULE B

SCOPE OF SERVICES FOR COMMUNICATIONS AND BRANDING

1.	Annual retainer covers the following services payable in advance, plus out-of-pocket expenses and GST:

1.1	World Horizon

(2 issues per calendar year)

(i)	Receiving and incorporating Hafnia content (as scheduled) into World Horizon;

(ii)	Providing requested paper copies of World Horizon magazines per quarter, and a high-resolution soft copy of the same.

1.2	Sustainability Report (annual publication)

(i)	Receiving and incorporating Hafnia photos and information into Sustainability Report;

(ii)	Receiving and incorporating Hafnia ESG numbers into the ESG Appendix

1.3	BW Group website updates

(i)	Reviewing and incorporating Hafnia company update on the BW Group affiliate page.

1.4	Business Support

(i)	Providing overall guidance and support on matters of corporate communications and branding.

(ii)	Information sharing and support on marketing opportunities and public speaking events;

(iii)	Liaison and support on crisis communications (inclusive of MTI 24/7 media monitoring for vessels).

Fees:

Corporate Services:

US$13,000 per annum + GST to be billed monthly.

We, Hafnia Pools Pte. Ltd., undertake to accept the terms set out in Schedule B with effect from 1 January 2024.

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Exhibit 2

SCHEDULE F

SCOPE OF SERVICES FOR HUMAN RESOURCES AND FACILITIES

1.	Office Administration and Facility Management

●	Provision of 18th floor office space of approximately 1,199.70 sqm.

●	Provision of approximately 89 desks (86 pieces of 1.6m desks and 3 pieces of 2m desks).

●	Receptionist service and support, including guest reception, mails management and courier services.

●	Management and issuance of office door access cards.

●	Management of cleaning company contract and services.

●	Management of cleaning company’s performance and feedback.

●	Coordination of the following office maintenance: pest control, landscaping, and yearly maintenance of fire extinguishers.

●	Provision of general office insurance coverage.

●	Processing and recharging monthly electricity and utility expenses, including aircon extension.

●	Central coordination and management of MBC Fire Drill (twice a year).

●	Management of corporate rates for hotels and gym memberships.

Note: the following expenditures will be recharged upon receipt of invoices

●	Cleaning company contract and services, pest control landscaping and fire extinguisher maintenance.

●	Electricity and utility expenses, including aircon extension.

●	Office insurance.

2.	Benefits Administration and Company Events

●	Provision of season parking lots. The actual parking cost will be borne Hafnia.

●	Organize and/or coordinate key company events, e.g., year-end dinner and recreation club activities. Actual cost of event is recharged based on headcount.

3.	Compensation

●	Participate in annual salary surveys based on BW Maritime’s data and sharing of reports with Hafnia.

4.	HR Systems Subscription Fees

●	myHR system license agreement, including user subscription but excluding application maintenance services (AMS), systems troubleshooting and customization requests.

5.	Recruitment Assessment

●	Provision of PLI assessment service. Cost to be recharged at 50% upon receipt of invoice.
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SCHEDULE F

SCOPE OF SERVICES FOR HUMAN RESOURCES AND FACILITIES (continued)

Fees:

For Services described in 1 to 4 above:

US$104,000 per annum + GST to be billed monthly.

For office space described in 1 above (based on office space of approximately 1,199.70 square metres) (“Office Space”):

For 2024: S$98,027.49 per month plus applicable taxes to be billed monthly.

Hafnia has been granted the Office Space rent free for the months of January and February 2022, subject to the term(s) below (Rent Free Period):-

In the event that, for whatever reason, and independent of the attribution of fault of whichever party, Hafnia does not take the Office Space supplied via this agreement and successive agreements for the entirety of the term of January 2022 to end December 2026, Hafnia will be required to reimburse BW Maritime the sum of S$193,463.62 (plus applicable taxes), being the discount enjoyed during the Rent-Free Period.

Total area of 1,199.70sqm comprises the following:

a)	Hafnia office space on L18
b)	Hafnia’s share of L18 reception area and mail room

We, Hafnia Pools Pte. Ltd., undertake to accept the terms set out in Schedule F with effect from 1 January 2024.

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